Exhibit 99.2

FOR IMMEDIATE RELEASE

July 21, 2005

CONTACT:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Announces Stock Split

Lafayette, Louisiana – The Board of Directors of IBERIABANK Corporation (NASDAQ: IBKC) has declared a five-for-four stock split in the form of a 25% stock dividend, payable August 15, 2005 to shareholders of record as of August 1, 2005. As a result of the stock split, shareholders of record will receive one additional share for every four shares held. Participants in the Company’s Dividend Reinvestment Plan will receive fractional shares credited to their accounts. All other fractional shares will be paid in cash.

Daryl G. Byrd, President and Chief Executive Officer of IBERIABANK Corporation commented, “The stock split announced today is the first stock split or stock dividend in our Company’s history.” Byrd continued, “Since year-end 1999, our shareholders have experienced a 35% total compounded annual return on their investment, assuming reinvestment of dividends—the highest of all publicly traded bank holding companies operating in Louisiana. In authorizing this stock split, we anticipate that our common stock will become more accessible to potential retail shareholders.”

At June 30, 2005, IBERIABANK Corporation had total assets of $2.7 billion, shareholders’ equity of $264 million and a Tier 1 Leverage capital ratio of 7.61%. The Company’s common stock trades on the NASDAQ Stock Market under the symbol “IBKC.”

IBERIABANK Corporation shareholders may take advantage of the Company’s Dividend Reinvestment Plan. This program provides a convenient, economical way for shareholders to increase their holdings of the Company’s common stock. The shareholder pays no brokerage commissions or service charges while participating in the plan.

To enroll in IBERIABANK Corporation’s Dividend Reinvestment Plan, shareholders must have their stock certificate numbers and complete an enrollment form. Enrollment forms and a summary of the plan are available from the Registrar and Transfer Company by calling (800) 368-5948.

IBERIABANK operates full service offices in New Orleans, Shreveport, Baton Rouge, and the Northeast and Acadiana regions of Louisiana. The deposits of IBERIABANK are insured by the Federal Deposit Insurance Corporation to the full extent provided for by law and regulation.

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, changes in market and economic conditions; changes in interest rates, deposit flows, loan demand and real estate values; competitive pressures; changes in accounting principles, policies or guidelines; changes in the Company’s loan or investment portfolio; legislative or regulatory changes; changes in monetary or fiscal policies; military or terrorist activities; litigation costs and expenses; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s business activities and prospects. Factors affecting IBERIABANK Corporation are discussed in the Company’s periodic and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com.

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